CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 3 to Form S-1 (File No. 333-176776) of Crown Marketing, Inc. ( the "Company”) of our report dated August 31, 2011, with respect to the consolidated balance sheets of the Company as of June 30, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ deficiency, and cash flows for the years ended June 30, 2011 and 2010, and for the period from July 8, 2009 (inception) to June 30, 2011, included in the Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in this Form S-1.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

January 20, 2012